Peter J. Kostis
                             9160 North 69th Street
                            Paradise Valley, AZ 85253



American Marketing Industries
10450 Holmes Road
Kansas City, MO 64131

Attn:  James Willcox, Chairman

         Re:      GlenGate Apparel, Inc.

Dear Mr. Willcox:

         This letter will confirm and memorialize our agreement with respect to the voting of all of the shares of common stock held by me in GlenGate Apparel, Inc., a New Jersey corporation (the "Company").

         For so long as American Marketing Industries, Inc. ("AMI") owns of record not less than 1,500,000 shares of common stock in the Company, I hereby agree to vote all of the shares of common stock in the Company held by me at any meeting of shareholders of the Company or in connection with any action taken without a meeting for the appointment to the Board of Directors of the Company of any two (2) individuals nominated by AMI, provided that such nominee(s) has not previously been removed from the Board of Directors of the Company for cause.

                                         Very truly yours,

                                         /s/  Peter J. Kostis

                                         PETER J. KOSTIS

Date: 6/16/97